Exhibit 10.2

SHBV (HONG KONG) LTD.

and

WASTE2ENERGY GROUP HOLDINGS PLC

STRATEGIC ALLIANCE AGREEMENT

THIS AGREEMENT IS MADE ON THE 19TH DAY OF MAY     , 2010

PARTIES

(1)          SHBV (HONG KONG) LTD, a company incorporated in Hong Kong whose registered office is at Unit 3208, 32/F Office Tower (“SHBV”); and Convention Plaza, 1 Harbour Rd, Hong Kong

(2)          WASTE2ENERGY GROUP HOLDINGS PLC a company incorporated in Isle of Man whose registered office is at Stanley House, Lord Street, Douglas, Isle of Man 1M1 2BF (“W2E”),

each a “Party” and together the “Parties”.

BACKGROUND

(A)         SHBV is engaged in the business of design, marketing, manufacture, commissioning and post sales servicing of steam and hot water plant and possesses certain proprietary products, technologies, formulations, know-how and/or rights within the fields of steam and hot water plant and equipment, engineering, and process designs (hereinafter, “SHBV Technologies”).

(B)          W2E is a provider of engineered solutions for waste to energy plants (each being an “Engineered Solution”) utilising W2E proprietary technology for the destruction of waste through gasification and the conversion of latent energy into thermal energy.

(C)          The Parties wish to collaborate together to provide for a world class manufacturing facility for W2E Equipment, for the integration of SHBV Technologies into the Engineered Solution and to exploit joint sales channels and post sales support, for the mutual benefit of both Parties.

(D)          The Parties wish to cooperate and work together to promote, market and sell their respective products and services in accordance with the terms of this Agreement.

AGREED PROVISIONS

1.             DEFINITIONS AND INTERPRETATION

1.1           In this Agreement, the terms and expressions below shall have the following meanings:

Affiliates means subsidiaries or other entities that will be mutually agreed in writing.

Agreement means the body of this agreement and its schedules, as each may be amended from time to time in accordance with its provisions;

Alliance means the strategic alliance between the Parties facilitated under this Agreement;

SHBV Boiler means a boiler that is manufactured and supplied by SHBV from time to time;

SHBV Technologies has the meaning given in Recital A above;

Commencement Date means the date of this Agreement;

Dispute means any dispute, issue or claim arising out of or relating to this Agreement;

Engineered Solution has the meaning given in Recital B above;

Good Industry Practice means the exercise of that degree of skill, diligence, prudence, foresight and practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in performing obligations the same as or similar to the obligations under this Agreement or any part of them (as appropriate to the context in which this expression is used);

Group means, in relation to any company, that company and the following for the time being: (i) its Holding Company, (ii) its Subsidiaries and (iii) the Subsidiaries of its Holding Company;

Holding Company has the meaning given in $1159 Companies Act 2006;

Intellectual Property Rights means (i) patents, designs, trade marks and trade names (whether registered or unregistered), copyright and related rights, database rights, know-how and confidential information; (ii) all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future; and (iii) applications, extensions and renewals in relation to any such rights;

Manufacturing Agreement has the meaning given in clause 5.1;

Subsidiary has the meaning given to it in $1159 Companies Act 2006;

Supply Agreement means an agreement under which an Engineered Solution is to be delivered to a customer of W2E by W2E or such other entity established or nominated for that purpose;

Term has the meaning set out in Clause 3.1;

Territory shall mean the world with the exception of the following countries which are expressly reserved by W2E: Spain, Italy and Canada.

Working Day means any day that is not a Saturday, a Sunday or a bank or public holiday in England;

W2E Equipment means products, plant and equipment to be manufactured pursuant to the Manufacturing Agreement and which may incorporate W2E Technology, including as specified in Schedule 1 of this Agreement; and

W2E Technology means ‘W2E’s proprietary technology for the destruction of waste through gasification and the conversion of latent energy into thermal energy.

1.2          The Clause and Schedule headings are for convenience only and shall not affect the interpretation of this Agreement.

1.3          References to Clauses are to Clauses in the main body of this Agreement, and references to Paragraphs are to paragraphs of the Schedules.

1.4          References to the singular include the plural and vice versa, and references to one gender include the other gender.

1.5          Any reference to persons includes natural persons, firms, partnerships, limited liability partnerships, companies, corporations, unincorporated associations, local authorities, governments, states, foundations and trusts (in each case whether or not having separate legal personality) and any agency of any of the above.

1.6          Any phrase introduced by the expressions “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.7          Any reference to a statute, statutory provision or subordinate legislation (legislation) (except where the context otherwise requires) (i) shall be deemed to include any bye-laws, licences, statutory instruments, rules, regulations, orders, notices, directions, consents or permissions made under that legislation and (ii) shall be construed as referring to any legislation which replaces, re-enacts, amends or consolidates such legislation (with or without modification) at any time.

2.             OBJECTIVES

2.1 The Parties enter into this Agreement with the intention that they meet the following key objectives (“Objectives”):

2.1.1       the achievement of mutual business goals by the servicing of W2E customers;

2.1.2       the establishment of a Manufacturing Agreement, as that term is hereinafter defined, for the ongoing manufacture and fulfilment of W2E Equipment in accordance with the terms of W2E’s agreements with its customers.;

2.1.3       the establishment of a waste heat recovery solution for W2E proprietary equipment and a technical process for handling new enquiries;

2.1.4       the establishment of a pricing methodology and business process for answering new business enquiries; and

2.1.5       the establishment of a cooperative relationship between the Parties, with agreement on the roles, responsibilities, and specific terms and conditions which will govern it.

2.2          The Parties acknowledge and agree that the Objectives are not contractually binding upon the Parties and shall only be referenced to the extent that there is any inconsistency or ambiguity in this Agreement, in which case the Parties shall attempt to resolve that inconsistency or ambiguity by having regard to the Objectives.

3.             TERM

3.1          This Agreement shall commence on the Commencement Date and shall continue for a term of ten (10) years, unless previously terminated in accordance with Clause 15 (Termination).

4.            COOPERATION OBLIGATIONS

4.1          Without prejudice to the other provisions of this Agreement, each Party shall perform its obligations under this Agreement in accordance with Good Industry Practice.

4.2          Each Party shall, during the course of its normal business, use reasonable endeavours subject to the terms of this Agreement to:

4.2.1        promote and market the experience and capabilities of the Parties in order to identify opportunities for W2E, such promotion and marketing activities to be as agreed by the Parties from time to time;

4.2.2        identify, assess and communicate opportunities for W2E; and

4.2.3        undertake joint marketing initiatives and other marketing activities which are mutually beneficial for the business interests of both Parties and as shall be agreed by the Parties from time to time.

4.3          Each Party will provide cooperation, support, assistance and information to the other Party in order to:

4.3.1       coordinate efforts to seek to obtain work from the new or prospective customer;

4.3.2       promote and market the services of both Parties, including by the development of standardised pricing, joint sales proposals and joint marketing materials;

4.3.3       where appropriate, form a consortium for the purposes of undertaking joint pitches or presentations;

4.3.4       develop and agree to the pricing structure to be offered to Customers from time to time, having regard to the cost of delivery and related products and services, including the cost of raw materials, quality assurance, volume, manufacturing overhead, G&A overhead and health and safety costs; and

4.3.5       develop and agree to the pricing strategies (including a hedging strategy where appropriate) to guard against significant variance in product and service costs over the term of this Agreement as a result of fluctuations in raw material prices, currency fluctuations, wage inflation and other factors.

4.4          The Parties shall jointly collaborate on all aspects of the Alliance (including in relation to technology for process and manufacture) and shall convene regular meetings from time to time in order to discuss joint activities and to give effect to the terms of this Agreement.

5.            SHBV OBLIGATIONS

5.1          SHBV agrees that it shall manufacture and supply to W2E (or as it shall direct), W2E Equipment, in each case in accordance with the terms of the manufacturing agreement (“Manufacturing Agreement”) to be entered into by the Parties on or following the entry into this Agreement.

5.2          SHBV agrees that it shall at the request of W2E, supply (and if requested, install) SHBV Boilers, as well as primary chambers, secondary chambers and economises (which SHBV agrees to manufacture and supply) to such persons as W2E shall nominate, on the terms specified in or otherwise agreed to by the Parties.

5.3          SHBV shall continually during the Term and from time to time at W2E’s request, provide W2E with verbal and written technical and business advisory assistance concerning SHBV Technologies where these would integrate into an Engineered Solution as part of servicing W2E Customers. This assistance shall include the development and provision of research, technical papers, background information, product and process information, process and equipment schematics, marketing presentations, capital cost information, industry reports, pricing models, scientific data, project proposals, technology evaluation, and preliminary project development services for any proposed projects. This advisory assistance will be in outline only and therefore to be considered not comprehensive detail.

5.4          SHBV shall from time to time at W2E’s request, perform and provide to W2E project specific technical calculations and assessments needed to support the delivery of an Engineered Solution for servicing W2E Customers..

6.            W2E OBLIGATIONS

6.1          W2E agrees that it will use reasonable endeavours to procure that a SHBV Boiler, and where applicable, a primary chamber, a secondary chamber and an economiser (in each case as supplied by SHBV as contemplated by Clause 5.2), forms part of the Engineered Solution implemented for a W2E Customer within the Territory. W2E shall have no obligations under this Clause where a W2E Customer elects for whatever reason not to include a SHBV Boiler, a primary chamber, a secondary chamber or an economiser supplied by SHBV as part of the Engineered Solution or directs W2E to utilise an alternative product.

6.2          Without prejudice to the obligations of the Parties under Clause 4, W2E shall be responsible, as it deems appropriate in relation to individual projects and unless otherwise agreed in writing, for the following:

6.2.1        conceptual and front end engineering design (FEED) in order to establish unknowns for customers and to establish a basis for plant design;

6.2.2        entering into construction and installation contracts for the Engineered Solution as it sees fit;

6.2.3        the commissioning of waste2energy plants; and

6.2.4        the negotiation and entry into operations and maintenance contracts in respect of waste to energy plants as customer demand requires.

6.3          W2E agrees that it shall use reasonable endeavours to procure the right for SHBV to commission SHBV Boilers (and where applicable, primary chambers, secondary chambers and economisers that are supplied by SHBV as contemplated by Clause 5.2) that form part of the Engineered Solution.

7.            MANUFACTURING AGREEMENT

7.1          The Parties agree that they shall on or following the date of this Agreement, enter into the Manufacturing Agreement which shall govern the manner and terms upon which they will co-operate and fulfil their respective obligations to each other relating to the W2E Equipment and the SHBV Technologies (including the quantity of SHBV Boilers, primary chambers, secondary chambers and economisers that SHBV shall supply, their price and timetable for delivery).

7.2          Each Party agrees to negotiate in good faith the terms of the Manufacturing Agreement and to use its reasonable endeavours to enter into said agreement within 1 DAY DN 20/5/2010 of the Commencement Date.

7.3          The Manufacturing Agreement shall take precedence over the terms of this Agreement to the extent of any inconsistency.

7.4          It is the intention of the Parties that W2E (or such other entity that it shall nominate) shall be the prime contractor entering into agreements with its customers, with SHBV acting as a subcontractor under the Manufacturing Agreement for the responsibilities that fall to SHBV. The Parties agree that it is the intention that they shall have the following responsibilities to fulfil under their agreements with W2E Customer:

7.4.1        SHBV will be responsible for all engineering and design work for the SHBV Technologies and related equipment that it supplies for any applicable project;

7.4.2        W2E shall be responsible for all engineering and design work for the W2E Technologies and related equipment that it supplies for any applicable project; and

7.4.3        the Parties shall share responsibility for the preparation of all reports, statements, proposals, applications, or disclosures, in relation to their own technology supply which are required by applicable governmental laws and/or regulations in order to implement any of the projects.

8.            NON-SOLICITATION

Each Party agrees that during the Term of this Agreement and for a period of six (6) months thereafter it shall not, without the prior written consent of the other Party, either on its own account or through its employees or agents or otherwise or on behalf of any other person, firm, company or other organisation and other than by general advertising, solicit, interfere with, procure or entice away (or, in each case, attempt so to do), either directly or indirectly, any employee or contractor of the other Party.

9.            NON-CIRCUMVENTION

9.1   W2E agrees not to engage in business dealings, discussions, or otherwise work directly with any third parties introduced to W2E through SHBV, or to exploit any pre-existing relationship of SHBV with any third party that has been represented to W2E by SHBV, without the prior consent and/or direct participation of SHBV.

9.2   SHBV agrees not to engage in business dealings, discussions, or otherwise work directly with any third parties introduced to SHBV through W2E, or to exploit any pre-existing relationship of W2E with any third party that has been represented to SHBV by W2E, without the prior consent and/or direct participation of W2E.

10.                               INTELLECTUAL PROPERTY RIGHTS

10.1                           Except as expressly agreed otherwise in writing, all Intellectual Property Rights vested in a Party prior to the date of this Agreement shall remain vested in that Party. Further, any improvements, enhancements, modifications or developments to a Party’s intellectual property shall automatically vest in that Party irrespective of who generates the relevant improvement, enhancement, modification or development.

10.2                           Each Party grants to the other Party a non-exclusive, non-transferable, royalty-free licence to use the other Party’s Intellectual Property Rights as far is strictly necessary to comply with its marketing and promotional obligations under this Agreement. For the sake of certainty, the licence created by this Agreement does not extend to the use of the other Party’s Intellectual Property Rights for any other commercial purpose.

10.3                           The licence granted in Clause 10.2 above will automatically expire at the end of the Term of this Agreement.

10.4                           Each Party shall indemnify and keep indemnified the other Party against all costs, claims, losses, expenses and damages incurred by the other Party as a result of any breach of the provisions set out in this Clause 10 or arising directly or indirectly out of any infringement by that Party of the other Party’s Intellectual Property Rights.

11.                               CONFIDENTIALITY

11.1                           For purposes of this Clause:

Authorised Persons means the directors, employees, officers, professional advisers, agents and contractors of each Party;

Confidential Information means all information in any medium or format (written, oral, visual or electronic, and whether or not marked or described as “confidential”), together with Copies, which relates to a Party (the “Disclosing Party”), to its Group, or to its (or its Group members’) employees, officers, customers or suppliers, and which is directly or indirectly disclosed by the Disclosing Party to the other Party (the “Recipient Party”) in the course of its dealings relating to this Agreement, before or after the date of this Agreement. However, the following information is not “Confidential Information” for the purposes of this Agreement:

(i)                                     information which is in the public domain other than as a result of breach of this Agreement or any separate confidentiality undertaking between the Parties;

(ii)                                  information which the Recipient Party received, free of any obligation of confidence, from a third party which itself was not under any obligation of confidence in relation to that information; and

(iii)                               information which was developed or created independently by or on behalf of the Recipient Party or any member of the Recipient Party’s Group; and

Copies means all reproductions (hard copy or electronic), extracts, summaries or analyses of Confidential Information in any medium or format made by or on behalf of any Party.

11.2                           In return for the disclosure by each Party of Confidential Information and for other consideration given under this Agreement, each Party shall (except as expressly permitted by this Agreement or with the written consent of the Disclosing Party);

11.2.1                  keep all Confidential Information secret;

11.2.2                  only use or make Copies of Confidential Information in connection with and to the extent necessary for the purposes of this Agreement;

11.2.3                  take all reasonable action to ensure that, within its organisation, the Confidential Information is not made available to any person who is not an Authorised Person;

11.2.4                  use all reasonable endeavours to ensure that Confidential Information within its control is kept securely protected against theft or unauthorised access, and in any event shall maintain its security, integrity and confidentiality to at least the same standard as it applies to its own confidential information; and

11.2.5                  not reverse engineer, or attempt to reverse engineer, any software comprised within the Confidential Information, except to the extent permitted by law.

11.3                           A Party may disclose Confidential Information to any Authorised Persons on a “need-to-know” basis solely in relation to the Agreement, provided that that Party:

11.3.1                  informs all Authorised Persons that the Confidential Information is confidential; and

11.3.2                  ensures that all Authorised Persons (other than those already under a professional duty of confidence to that Party or an obligation of confidence as part of employment arrangements) enter into written confidentiality undertakings with it on equivalent terms to this Clause, and provides copies of such undertakings to the other Party to this Agreement upon that other Party’s reasonable request; and

11.3.3                  shall be responsible for all acts and omissions of Authorised Persons as though they were its own acts or omissions under this Agreement.

11.4                           Either Party may disclose Confidential Information to a third party, provided that before any such disclosure the express written consent of the other Party has been received in writing and signed by a duly authorised signatory. Such consent lies in the entire discretion of the Party owning the Confidential Information and without prejudice to that, the Party’s consent may be conditional upon the third party entering into a confidentiality or non-disclosure agreement with the owner of the Confidential Information prior to any disclosure being made.

11.5                           Each Party shall promptly notify the other Party if it becomes aware of any unauthorised use or disclosure by any Authorised Person or any other person of any Confidential Information.

11.6                           A Party may disclose any Confidential Information to any regulator, law enforcement agency or other third party if it is required to do so by law, regulation, or similar authority. In those circumstances:

11.6.1                  that Party shall (provided that it is practical and lawful to do so) notify the other Party in writing as soon as practicable before the disclosure;

11.6.2                  the Parties shall use all reasonable endeavours to consult with each other with a view to agreeing the timing, manner and extent of the disclosure; and

11.6.3                  the Party required to disclose shall in any event use all reasonable endeavours to obtain written confidentiality undertakings in its favour from the third party.

11.7                           If the Party required to disclose is unable to inform the Disclosing Party before Confidential Information is disclosed, it shall (provided that it is lawful to do so) fully inform the Disclosing Party immediately afterwards in writing of the circumstances of the disclosure and the Confidential Information which has been disclosed.

11.8                           Nothing in this Agreement or the disclosures envisaged by this Clause shall (except as expressly agreed otherwise) operate to transfer any Intellectual Property Rights in the Confidential Information.

11.9                           The undertakings and other provisions of this Clause shall continue in force without limit in time and shall survive termination of this Agreement, but shall cease to apply to information which may enter the public domain otherwise than through the unauthorised disclosure by or fault of the recipient of the Confidential Information or by a person with whom such recipient is connected in any way.

11.10                     Each Party acknowledges that damages alone would not be an adequate remedy in the event of breach by the other Party of the provisions of this Clause. Accordingly, it is agreed that either Party shall be entitled, without proof of special damages, to seek an injunction or other interim remedy for any threatened or actual breach of this Clause, without prejudice to any other rights and remedies which that Party may have.

12.                               PUBLICITY

12.1                           The Parties shall cooperate in any public relations or publicity exercises pertaining to the Alliance, and agree to share with each other and coordinate the content and timing of press releases, prior to submission of such information for public release. Unless specifically agreed in writing by the Parties (including as to form and content) or required by law, by relevant regulations, or by a relevant Stock Exchange, neither Party may make any public announcement (including any press release) in respect of the subject matter of this Agreement, its terms or its operation.

12.2                           Neither Party, nor any of their respective customers, end-users, or licensees may use the name or marks of the other Party in any way including in any advertising of products or processes without the prior specific written authorization of that other Party.

12.3                           Notwithstanding Clauses 11 (Confidentiality) and this Clause 12:

12.3.1                  W2E may advise others of the source of the SHBV Technology and the nature of the Alliance formed under this Agreement; and

12.3.2                  each Party may disclose the existence, but not the details, of this Agreement in a release to the general public within thirty (30) days of the Commencement Date hereof.

2.4                                 Each Party shall take all reasonable steps to ensure the observance of the provisions of this Clause 12 by all employees, agents, subcontractors and consultants (including professional advisers) of that Party.

13.                               WARRANTIES

13.1                           Each Party hereby represents and warrants to the other Party that:

13.1.1                  all acts, conditions, authorisations, consents (including shareholder or parent company consents) and other things (including all licences and permits) required in order to enable it lawfully to enter into, exercise its rights under or perform its obligations under this Agreement and any other documents to be executed in connection with it or to authorise the same, have been duly done, fulfilled, obtained and performed and are in full force and effect; and

13.1.2                  neither the execution nor the delivery nor the performance of this Agreement will:

13.1.2.1                     result in a breach of, or constitute a default under, or require the consent of a person under, any agreement or arrangement by which it is bound;

13.1.2.2                     conflict with its constitutional documents/result in a breach of any provision of its memorandum or articles of association; or

13.1.2.3                     result in a breach of any law, regulation, order, judgement or decree of any court or government.

13.2                           The express provisions of this Agreement are in place of corresponding warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise (including implied undertakings of satisfactory quality, conformity with description and reasonable fitness for purpose), all of which are hereby excluded to the maximum extent permitted by law.

14.                               INDEMNITIES

14.1                           Each Party agrees to indemnify, hold and save harmless the other Party, and defend at its own expense, from and against all suits, claims, demands and liability of any nature and kind, including their cost and expenses, arising from:

14.1.1                  the negligence; or

14.1.2                  any intentionally wrongful acts or omissions, of the Party’s own employees, agents, affiliates or subcontractors in connection with this Agreement.

15.                               TERMINATION

15.1                           Either Party may (without prejudice to its other rights) terminate this Agreement at any time by giving written notice to the other Party if:

15.1.1                  the other Party becomes unable to pay its debts (within the meaning of section 123 (l)(e) or (2) of the Insolvency Act 1986), admits its inability to pay its debts or becomes insolvent, or (ii) a petition is presented, an order made or a resolution passed for the liquidation (otherwise than for the purposes of a solvent amalgamation or reconstruction), administration, bankruptcy or dissolution of the other Party, or (iii) an administrative or other receiver, manager, trustee, liquidator, administrator or similar person or officer is appointed to the other Party and/or over all or any part of the assets of the other Party, or (iv) the other Party enters into or proposes any composition or arrangement concerning its debts with its creditors (or any class of its creditors) generally, or (v) anything equivalent to any of the events or circumstances stated in (i) to (iv) inclusive occurs in any applicable jurisdiction; or

15.1.2                  the other Party commits a material or persistent breach of the provisions of this Agreement (a “Breach”), provided that if the Breach is remediable, the other Party shall be given thirty (30) days to remedy the Breach from receipt of the first Party’s written notice specifying the nature of the Breach and requesting that the same be remedied.

15.2                           Any termination of the Agreement under Clause 15.1 above shall take effect either immediately on receipt of written notice or at such other date as may be specified in the written notice.

15.3                           On termination of this Agreement:

15.3.1                  each Party shall ensure that all documentation and all information (including all copies of such information stored in any written or electronic form) which constitutes Confidential Information shall be returned to the other Party forthwith; and

15.3.2                  each Party shall immediately cease to use the other Party’s Intellectual Property Rights and shall destroy or on request return to the other all materials in its possession bearing the other Party’s trade marks, logos, brand name and other intellectual property.

15.4                           The termination of this Agreement for any reason whatsoever, or its expiry:

15.4.1                  shall not affect any provision of this Agreement which by its very nature should survive or operate in the event of the termination of this Agreement; and

15.4.2                  shall not prejudice or affect the rights of either Party against the other in respect of any breach of this Agreement or in respect of any monies payable by one Party to another in respect of any period prior to termination.

15.5                           The parties may terminate this Agreement at any time by mutual consent.

15.6                           Each party may terminate this Agreement if in the 12 months period immediately prior to such termination they fail to achieve the target annual business levels set out in Schedule 2 of the Manufacturing Agreement between the Parties.

15.7                           Each party may terminate this Agreement without liability if, despite their best efforts, the parties fail to conclude the Manufacturing Agreement pursuant to Clauses 10 – 13 of this Agreement within one month from the date of this Agreement.

16.                               FURTHER ASSURANCE

16.1                           Each Party shall at its own cost and expense carry out, or use all reasonable endeavours to ensure the carrying out of, whatever further actions (including the execution of further documents) the other Party reasonably requires from time to time for the purpose of giving that other Party the full benefit of the provisions of this Agreement.

17.                               ASSIGNMENT

17.1                           SHBV acknowledges and agrees that W2E may from time to time establish or nominate a separate entity for the purpose of entering into agreements with

SHBV, in which case W2E shall have the right to require that SHBV’s obligations under the Manufacturing Agreement (including warranties and indemnities) and any project schedules to be given in favour of both W2E and such entity.

18.                               ENTIRE AGREEMENT

18.1                           This Agreement (together with the Manufacturing Agreement and any project schedule entered into by the Parties as contemplated herein) constitutes the entire agreement between the Parties in relation to its subject matter, and replaces and extinguishes all prior agreements, draft agreements, arrangements, undertakings, or collateral contracts of any nature made by the Parties, whether oral or written, in relation to such subject matter.

18.2                           Each Party acknowledges that in entering into this Agreement it is not relying on, and shall have no rights or remedies (whether in tort, under statute or otherwise) in respect of any statements, collateral or other warranties, assurances, undertakings or representations (whether innocently or negligently made) by any person or entity in relation to the subject-matter of this Agreement, except for those rights and remedies available under this Agreement.

18.3                           Nothing in this Clause shall exclude or restrict the liability of either Party arising out of fraud, fraudulent misrepresentation or fraudulent concealment.

19.                               DISPUTE RESOLUTION

19.1                           The Parties agree to co-operate with each other in an amicable manner with a view to achieving the successful implementation of this Agreement.

19.2                           If a Dispute arises it shall first be referred to the Managing Director (or equivalent) of SHBV and the Managing Director (or equivalent) of W2E for resolution.

19.3                           If the Parties are unable to resolve a Dispute within ten (10) Working Days of its referral to the Managing Director (or equivalent) of SHBV and the Managing Director (or equivalent) of W2E referred to in Clause 19.2 above, then the Parties will attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution (“CEDR”)’s Model Mediation Procedure and the following shall prevail in the event of a conflict with that procedure:

19.3.1                  the mediation shall be conducted by a single mediator who shall be appointed by agreement in writing between the Parties or, if the Parties are unable to agree on the identity of the mediator within ten (10) Working Days of the date of the request that the Dispute be determined by a mediator, or if the mediator appointed is unable or unwilling to act, shall be appointed by the CEDR;

19.3.2                  the mediation shall be conducted in London and in the English language;

19.3.3                  the mediation shall be conducted in private and without prejudice to the rights of the Parties in any future proceedings; and

19.3.4                  the mediation shall be held within thirty (30) Working Days of the appointment of the mediator pursuant to Clause 19.3.1 above.

19.4                           Nothing in this Clause shall prejudice the right of either Party to:

19.4.1                  apply to Court for interim relief to prevent the violation by a Party of any proprietary interest, or any breach of either Party’s obligations which could cause irreparable harm to the other Party; or

19.4.2                  to bring proceedings intended to result in the enforcement of a settlement agreement or of a binding determination of a dispute between the Parties.

20                                  NOTICES

20.1                           Except as otherwise expressly provided, any notice or other communication from either Party (“Sender”) to the other Party (“Recipient”) which is required to be given under this Agreement (“Notice”) must be in writing (which for these purposes excludes e-mail), signed by or on behalf of the Sender, and be addressed to the officer of the Recipient whose details are set out in Clause 20.3 below.

20.2                           The Sender may either:

20.2.1                  deliver the Notice, or arrange for its delivery, by hand and retain satisfactory proof of delivery; or

20.2.2                  send the Notice by fax and retain a successful fax transmission report recording the correct number of pages; or

20.2.3                  send the Notice by recorded delivery or registered post and retain a receipt of delivery or sending; or

20.2.4                  send the Notice by registered airmail if it is to be served by post outside the country from which it is sent and retain a receipt of sending.

20.3                           The details of the Parties for the purpose of Notices are as follows:

SHBV

For the attention of:	Managing Director

Address:

With copy to:	Managing Director,

Telephone number:
Fax number:

W2E

For the attention of:	Mr John Murphy

Address:	Dargavel Stores, Lockerbie Road, Dumfries,
DG1 3PG

Telephone number:	[Insert details]

Fax number:	[Insert details]

Each Party may alter the above details that relate to it and shall promptly notify the other of any such change by a Notice in accordance with this Clause.

20.4                           Any Notice shall be deemed to have been served:

20.4.1                  if delivered by hand, at the time and date of delivery;

20.4.2                  if sent by fax, at the time and date of the successful fax transmission report;

20.4.3                  if sent by recorded delivery or registered post, 48 hours from the date of posting (such date as evidenced by postal receipt etc); or

20.4.4                  if sent by registered airmail, five days from the date of posting.

21                                  GENERAL

21.1                        Variations only in writing

21.2                           No variation of or amendment to this Agreement (including its Schedules) shall be effective unless made in writing and signed by or on behalf of both Parties or by their duly authorised representatives.

21.3                        Remedies cumulative

21.4                           The rights, powers and remedies provided in this Agreement are (except as expressly provided) cumulative and not exclusive of any rights, powers and remedies provided by law, or otherwise.

21.5                      No partnership or agency

21.5.1                  Nothing in this Agreement shall (except as expressly provided) be deemed to constitute a partnership, or create a relationship of principal and agent for any purpose between the Parties.

21.5.2                  Any statement or representation made by either Party shall not be binding on the other unless agreed otherwise agreed in writing and neither Party shall be liable to any third party for any loss or damages arising out of such statements or representations.

21.6                        No waiver

21.7                           The failure to exercise, or delay in exercising, a right, power or remedy provided by this Agreement or by law shall not constitute a waiver of that right, power or remedy. If a Party waives a breach of any provision of this Agreement this shall not operate as a waiver of a subsequent breach of that provision, or as a waiver of a breach of any other provision.

21.8                        Costs of each of the Parties

21.9                           Each Party shall bear its own costs and expenses in connection with the preparation, negotiation, and execution of the Agreement.

21.10                 Third Party Rights

A person who is not a party to this Agreement may not enforce any of its provisions under the Contracts (Rights of Third Parties) Act 1999.

21.11                 Counterparts / Execution of Agreement

21.12                     This Agreement may be entered into by the Parties in any number of counterparts. Each counterpart shall, when executed and delivered, be regarded as an original, and all the counterparts shall together constitute one and the same instrument. This Agreement shall not take effect until it has been executed by both the Parties. This Agreement may be validly exchanged and delivered by fax.

21.13                 Severability

21.13.1            If any Clause, or part of a Clause, of this Agreement, is found by any court or administrative body of competent jurisdiction to be illegal, invalid or unenforceable, and the provision in question is not of a fundamental nature to the Agreement as a whole, the legality, validity or enforceability of the remainder of this Agreement (including the remainder of the Clause or sub Clause which contains the relevant provision) shall not be affected.

21.13.2            If the foregoing applies, the Parties shall use all reasonable endeavours to agree within a reasonable time upon any lawful and reasonable variations to the

Agreement which may be necessary in order to achieve, to the greatest extent possible, the same effect as would have been achieved by the Clause, or the part of the Clause, in question.

22                                  GOVERNING LAW

22.1                           This Agreement is governed by English law.

22.2                           The Parties submit to the non-exclusive jurisdiction of the courts of England and Wales.

This Agreement shall come into force on the date given at the beginning of this Agreement.

SIGNED by	) )
(name),
)
a duly authorised signatory of	) (signature)
SHBV (HONG KONG) LTD
)

SIGNED by	) )
(name),

)
a duly authorised signatory of	) (signature)
WASTE2ENERGY GROUP HOLDINGS PLC	)